EXHIBIT 99.1

                                  News Release

BW Account Number: 1079001

Date:                    October 20, 2004 12:00 P.M., EST
Contact:                 James L. Saner, Sr., President & CEO
                         Mainsource Financial Group (812) 663-0157


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
              Announces Record Earnings for the Third Quarter 2004



o        Net Income Up 19.7% to $4.6 million

o        Earnings Per Share Up 16.7%

o        Return on Average Equity of 15.54%

o        Return on Average Assets of 1.18%

o        Net Interest Margin of 3.97%


James L. Saner, Sr., President & CEO of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited results for the third quarter ended September 30, 2004. Total net income for the third quarter was $4,606,000 compared to $3,849,000 for the same period in 2003, an increase of 19.7%. The Company reported earnings per share of $0.42, which represents a 16.7% increase over the $0.36 per share reported in the third quarter of 2003. For the nine months ended September 30, 2004, the Company reported earnings per share of $1.17, which represents a 12.5% increase over the $1.04 reported for the same period a year ago.

Key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 15.54% for the third quarter of 2004 compared to 15.08% for the same period in 2003. Return on average assets was 1.18% for the third quarter of 2004 versus 1.08% in 2003. For the nine months ended September 30, 2004, the Company's return on average shareholders' equity was 15.02% and the return on average assets was 1.14%.

Mr. Saner stated, "MainSource Financial Group continues to provide strong earnings each quarter. In addition, we have responded well to the volatile economic conditions. We have seen significant improvements in our net interest margin as well as our non-performing assets, which is a strong indicator that MainSource Financial Group is well positioned for continued success."

NET INTEREST INCOME

Net interest income was $13.5 million for the third quarter of 2004, which represents an increase of 19.4% versus the third quarter of 2003. Average earning assets increased 9.0% while net interest margin, on a fully-taxable equivalent basis, was 3.97% for the third quarter of 2004 compared to 3.61% for the same period a year ago. For the nine months ended September 30, 2004, the

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Company's net interest margin, on a fully-taxable equivalent basis, was 3.85%
versus 3.73% a year ago. This was the fourth consecutive quarter the Company realized an increase in its net interest margin.

NON-INTEREST INCOME

Non-interest income was $4.9 million for the third quarter of 2004 compared to $5.5 million for the same period a year ago. The decrease of $0.6 million was comprised of a decrease in mortgage banking income of $1.1 million and a lower level of securities gains for the quarter. Offsetting these amounts was an increase in service charges on deposit accounts derived from the implementation of a formalized overdraft program and the impact of the Peoples Trust acquisition in June 2004.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2004 was $11.8 million compared to $10.5 million for the third quarter of 2003. The increase was due primarily to the acquisition of Peoples Trust, which added approximately $0.9 million in non-interest expense. Excluding the effect of Peoples Trust, the Company's non-interest expense would have been 2.8% higher than in the same period in 2003.

ASSET QUALITY

The Company's asset quality has improved significantly over the past year. Non-performing assets totaled $12.9 million, or 0.83% of total assets, as of September 30, 2004 and included $0.7 million of non-performing assets recently acquired in the Peoples Trust acquisition. This is compared to $17.4 million, or 1.24% of total assets, as of the same period a year ago. The allowance for loan losses was $11.9 million as of September 30, 2004 and represented 1.26% of total outstanding loans.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial services oriented holding company with assets of $1.6 billion. Through its four banking subsidiaries, MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; Peoples Trust Company, Linton, Indiana; and Capstone Bank, Watseka, Illinois; it operates 56 offices in 22 Indiana counties and six offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates eight offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.


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
                                      MAINSOURCE FINANCIAL GROUP
                                              (unaudited)
                            (Dollars in thousands except per share data)

Income Statement Summary                   Three months ended Sept. 30, Nine months ended Sept. 30,
                                           ----------------------------   ---------------------------
                                                2004          2003          2004          2003
                                             ----------    ----------    ----------    ----------
Interest Income                              $   18,968    $   17,216    $   53,206    $   50,472

Interest Expense                                  5,468         5,912        15,950        17,734
                                             ----------    ----------    ----------    ----------
Net Interest Income                              13,500        11,304        37,256        32,738

Provision for Loan Losses                           270           815           330         1,550
Noninterest Income:

      Insurance commissions                         706           668         2,095         1,862

      Mortgage banking                              701         1,811         2,419         4,820

      Service charges on deposit accounts         1,931         1,446         5,189         3,480

      Gain (loss) on sales of securities             44           466           817         1,301

      Other                                       1,522         1,133         4,530         3,306
                                             ----------    ----------    ----------    ----------
                Total Noninterest Income          4,904         5,524        15,050        14,769
Noninterest Expense:

      Employee                                    6,388         6,046        19,468        17,052

      Occupancy                                     824           715         2,344         2,034

      Equipment                                   1,047           945         2,911         2,597

      Intangible amortization                       296           219           762           675

      Other                                       3,213         2,624         9,180         7,908
                                             ----------    ----------    ----------    ----------
                Total Noninterest Expense        11,768        10,549        34,665        30,266

Earnings Before Income Taxes                      6,366         5,464        17,311        15,691

Provision for Income Taxes                        1,760         1,615         4,751         4,603
                                             ----------    ----------    ----------    ----------
Net Income                                   $    4,606    $    3,849    $   12,560    $   11,088
                                             ==========    ==========    ==========    ==========


                                           Three months ended Sept. 30,  Nine months ended Sept. 30,
                                           ----------------------------  ---------------------------
Average Balance Sheet Data                      2004          2003          2004          2003
                                             ----------    ----------    ----------    ----------
Gross Loans                                  $  945,768    $  849,527    $  889,849       785,185

Earning Assets                                1,390,772     1,275,542     1,326,834     1,203,303

Total Assets                                  1,543,682     1,413,044     1,470,715     1,315,305

Noninterest Bearing Deposits                    137,521       118,780       126,553       107,976

Interest Bearing Deposits                     1,083,475     1,050,805     1,056,865       983,978

Total Interest Bearing Liabilities            1,277,393     1,179,450     1,221,530     1,092,534

Shareholders' Equity                            117,599       101,261       111,407       100,997


                                           Three months ended Sept. 30,  Nine months ended Sept. 30,
                                           ----------------------------  ---------------------------
Per Share Data                                  2004          2003          2004          2003
                                             ----------    ----------    ----------    ----------
Diluted Earnings Per Share                   $     0.42    $     0.36    $     1.17    $     1.04

Cash Dividends Per Share                          0.125         0.114         0.370         0.343

Market Value - High                               21.52         17.14         24.23         17.14

Market Value - Low                                17.30         15.40         17.30         14.29

Average Outstanding Shares                   10,998,181    10,598,578    10,756,306    10,636,058


                                           Three months ended Sept. 30,  Nine months ended Sept. 30,
                                           ----------------------------  ---------------------------
Key Ratios                                      2004          2003          2004          2003
                                             ----------    ----------    ----------    ----------
    Return on Average Assets                       1.18%         1.08%         1.14%         1.13%
    Return on Average Equity                      15.54%        15.08%        15.02%        14.70%
    Net Interest Margin                            3.97%         3.61%         3.85%         3.73%
    Efficiency Ratio                              62.52%        61.64%        64.91%        62.71%
    Net Overhead to Average Assets                 1.76%         1.41%         1.78%         1.57%

Balance Sheet Highlights
As of September 30                              2004          2003
                                             ----------    ----------
Total Loans (Excluding Loans Held for Sale)  $  945,519    $  840,240

Allowance for Loan Losses                        11,899        12,165

Total Securities                                432,922       400,194

Goodwill and Intangible Assets                   46,632        42,061

Total Assets                                  1,556,705     1,404,064

Noninterest Bearing Deposits                    139,082       122,391

Interest Bearing Deposits                     1,095,218     1,017,771

Other Borrowings                                186,172       149,466

Shareholders' Equity                            122,139       101,910

Other Balance Sheet Data
As of September 30                              2004          2003
                                             ----------    ----------
Book Value Per Share                         $    11.11    $     9.62
Loan Loss Reserve to Loans                         1.26%         1.45%
Nonperforming Assets to Assets                     0.83%         1.24%

Outstanding Shares                           10,992,292    10,598,578

Asset Quality
As of September 30                              2004          2003
                                             ----------    ----------
Loans Past Due 90 Days or More and
 Still Accruing                              $      261    $      309

Non-accrual Loans                            $   10,463        13,549

Other Real Estate Owned                      $    2,143         3,495
                                             ----------    ----------
Total Nonperforming Assets                   $   12,867    $   17,353
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